Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 30, 2018, with respect to the consolidated financial statements as of and for the years ended October 31, 2017 and 2016, of Coda Octopus Group, Inc. included in its Annual Report for the year ended October 31, 2017, as filed on Form 10-K with the Securities and Exchange Commission.

/s/ Frazier & Deeter, LLC

Frazier & Deeter, LLC
Tampa, Florida
April 23, 2018